Exhibit 99.1
FOR IMMEDIATE RELEASE
Charah Solutions, Inc. Reports Fourth Quarter and Full Year 2019 Results
Record New Business Awards Won in 2019; 450% Above 2018
Existing Contracts Underpin 2020 Guidance
Company Strengthens Liquidity Position
Louisville, KY – March 26, 2020 – Charah Solutions, Inc. (NYSE: CHRA) (together with its subsidiaries, “Charah Solutions,” the “Company,” “we,” “us,” or “our”), a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for its fourth quarter and full year ended December 31, 2019. Net loss attributable to Charah Solutions for the fourth quarter of 2019 was $17.9 million, or $0.60 per basic share. Adjusted net loss(1) and Adjusted loss per basic share(1) for the fourth quarter of 2019 were $15.7 million and $0.53, respectively, and Adjusted EBITDA(1) was $6.0 million. For the full fiscal year 2019, net loss attributable to Charah Solutions was $42.1 million, or $1.43 per basic share. Excluding certain charges, for the full year 2019, Adjusted net loss(1) and Adjusted loss per basic share(1) were $27.6 million and $0.94, respectively, and Adjusted EBITDA(1) was $18.1 million.
Coronavirus Pandemic Update
“As the Coronavirus Disease (“COVID-19”) continues to expand within the United States and around the world, our highest priority remains the safety of our employees and customers,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. “Charah’s business was built on an unwavering commitment to safety. To that end, we have taken immediate actions to protect our people, customers and business. With the mission-critical nature of our business, it was imperative that we initiated a series of contingency plans to ensure business continuity for our customers, over 80% of whom are investment-grade regulated utilities that must continue operating to provide power to the country. We have implemented measures to manage through potential disruptions and maintain real-time communication across our entire organization and with our customers. To date, we have not had any work stoppages. Further, as of this time, we have not had any employees who have tested positive for COVID-19.”
“Though we are not currently seeing any significant disruptions to our business due to the mission-critical nature of our customers’ operations, we are aware of the potential disruptions beyond our control, and we will continue to monitor this situation very closely,” Mr. Sewell continued. “We believe we are well-prepared to protect our staff and ensure continuity of service to our clients during this uncertain period. We remain committed to keeping our people safe and addressing our customers’ needs.”
Business Update
“2019 was a transition year for Charah Solutions, and our results were disappointing; however, we are optimistic about our business going forward based on a record $583 million of new awards in 2019 and opportunities for award growth in 2020. The value of new awards won in 2019 exceeded 2018 by 450%, demonstrating the increased pace in customer responses to state and federal regulatory environmental requirements and the compelling value proposition we offer our customers. We believe this recent increase in new contract awards reflects the expanding opportunities for ash remediation and by-product sales into 2020 and beyond as our utility customers address the more than 1,000 regulatorily-mandated surface impoundment closures in the United States and expectations for greater infrastructure spend will drive demand for fly ash,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. "Our momentum in winning new awards coupled with the increased liquidity and financial flexibility provided by our recent credit agreement amendment and successful capital raise and our increased focus on cash flow improvement through expense reductions strengthens our ability to compete and capitalize on our expanding market opportunities. Though recent uncertainties related to COVID-19 and the resulting impact on the U.S. economy may affect the timing of revenues and project awards in the near term, our customer base is growing and our geographic reach is expanding as customer motivation for our environmentally-friendly, customized solutions to recycling and remediating ash by-products increases across the United States.”
“We anticipate that the growth in contract awards in 2019 will contribute to results in 2020 and more so in 2021 and beyond,” Mr. Sewell continued. “We remain committed to taking actions expected to preserve cash, strengthen our balance sheet, and enhance long-term value while positioning ourselves to take advantage of the expanding market opportunities. Importantly, we are closely aligned with our utility partners’ environmental remediation and sustainability initiatives, which should provide Charah Solutions with significant growth potential for many years to come.”
Liquidity Update
As we have disclosed in our public filings in March 2020, we entered into a transaction whereby the Company issued and sold 26,000 shares of preferred stock, designated as Series A Preferred Stock (the “Preferred Stock”). We received approximately $25.2 million as consideration for the Preferred Stock, which will be used solely for general corporate purposes. We also entered into Amendment No. 3 to our credit agreement (the “Credit Agreement Amendment”) with Bank of America, N.A., as administrative agent, and the lenders party thereto. The Credit Agreement Amendment, among other things, permitted the Company to issue the preferred stock, waived the mandatory prepayment of $40,000,000 due on or before March 31, 2020, amended the Company’s required financial covenant ratios such that, after giving effect to the Credit Agreement Amendment, the Company will not be required to comply with any financial covenants through December 30, 2020. After December 30, 2020, the Company will be required to comply with a maximum consolidated net leverage ratio of 6.50 to 1.00 from December 31, 2020 through June 29, 2021, decreasing to 6.00 to 1.00 from June 30, 2021 through December 30, 2021 and to 3.50 to 1.00 as of December 31, 2021 and thereafter. Under the Credit Agreement Amendment, the Company will also be required to comply with a minimum fixed charge coverage ratio of 1.00 to 1.00 as of December 31, 2020, increasing to 1.20 to 1.00 as of March 31, 2021 and thereafter. The Credit Amendment also increased the maximum amount available to be borrowed under the delayed draw term loan commitment from $15,000,000 to $25,000,000. We believe these transactions strengthen our balance sheet, increase our financial flexibility, and position us well to continue to partner with our customers to meet their operational and remediation needs. We currently expect to generate positive free cash flow(1) in 2020, and we expect to have sufficient liquidity to manage through the COVID-19 pandemic, based on information currently available. We are aware of the potential significant disruptions beyond our control, including quarantines and customer work stoppages, and we will continue to monitor our liquidity position very closely.
Summary of Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share and margin data)	2019	2018	2019	2018
Revenue	$149.561	$203,208	$554,868	$740,462
Gross profit	13,203	21,375	40,376	97,728
Gross margin	8.8%	10.5%	7.3%	13.2%
Net (loss) income attributable to Charah Solutions, Inc.	(17,900)	4,468	(42,058)	(8,902)
(Loss) earnings per common share (basic / diluted)	$(0.60)	$0.15	$(1.43)	$(0.33)

Non-GAAP Financial Measures
Adjusted net (loss) income(1)	$(15,714)	$6,801	$(27,602)	$23,640
Adjusted (loss) earnings per basic/diluted share(1)	(0.53)	0.22	(0.94)	0.89
Adjusted EBITDA(1)	5,991	22,857	18,140	98,772
Adjusted EBITDA margin(1)	4.0%	11.2%	3.3%	13.3%

(1)	This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Fourth Quarter 2019 Results
Revenue for the three months ended December 31, 2019 was $149.6 million, a decrease of $53.6 million, or 26.4%, from $203.2 million in the three months ended December 31, 2018. The decrease in revenue compared to the prior year is due to the completion of projects in 2018 in our Environmental Solutions segment that was not replaced with new awards, partially offset by higher revenues in our Maintenance and Technical Services segment. Gross profit for the three months ended December 31, 2019 decreased $8.2 million, or 38.2%, to $13.2 million from $21.4 million in the three months ended December 31, 2018, and gross margin declined to 8.8% from 10.5% a year ago, both due primarily to lower revenues in our Environmental Solutions segment.
Environmental Solutions Segment: Our Environmental Solutions segment generated revenue of $39.1 million in the three months ended December 31, 2019, a decrease of $62.3 million, or 61.5%, from the three months ended December 31, 2018, primarily driven by project completions within our remediation and compliance services component, including the completion of the Brickhaven project resulting from the deemed termination. Gross profit for the three months ended December 31, 2019 decreased $9.4 million, or 62.7%, to $5.6 million as compared to $15.0 million for the three months ended December 31, 2018, and gross margin declined to 14.4% from 14.8% for the three months ended December 31, 2018, both due primarily to the above-mentioned remediation and compliance service project completions, partially offset by increases in by-product sales gross profit and gross margins.
Maintenance and Technical Services Segment: Our Maintenance and Technical Services segment revenue for the three months ended December 31, 2019 increased $8.7 million, or 8.5%, to $110.5 million as compared to $101.8 million for the three months ended December 31, 2018, due primarily to higher fossil services revenue. Gross profit for our Maintenance and Technical Services segment for the three months ended December 31, 2019 increased $1.3 million, or 19.9%, to $7.6 million as compared to $6.3 million for the three months ended December 31, 2018. Gross margin in the three months ended December 31, 2019 rose to 6.9% from 6.2% in the three months ended December 31, 2018. The increases in gross profit and gross margin resulted from an improved mix of services associated with our fossil business.
Net loss attributable to Charah Solutions, Inc. for the three months ended December 31, 2019 increased $22.4 million to a net loss of $17.9 million as compared to a net income of $4.5 million for the three months ended December 31, 2018. The increase in loss was primarily attributable to lower gross profit, as described above, and an increase in general and administrative expenses due to transaction expenses associated with the amendments to our credit facilities. In addition, we had lower non-cash general and administrative expenses during the three months ended December 31, 2018 associated with the amortization of the purchase option liability due to the deemed termination of the Brickhaven contract. Finally, income tax expense increased $11.3 million during the three months ended December 31, 2019, due primarily to recording a valuation allowance against our deferred tax assets. These increases were partially offset by a decline in interest expense, net due to a decrease in our debt balances.
    Adjusted EBITDA(1) decreased $16.9 million, or 73.8%, to $6.0 million for the three months ended December 31, 2019 as compared to $22.9 million for the three months ended December 31, 2018.

(1)	This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Full Year 2019 Financial Results
Revenue for the year ended December 31, 2019 decreased $185.6 million, or 25.1%, to $554.9 million as compared to $740.5 million for the year ended December 31, 2018, due primarily to a decrease in Environmental Solutions segment revenue. Gross profit for the year ended December 31, 2019 decreased $57.4 million, or 58.7%, to $40.4 million as compared to $97.7 million for the year ended December 31, 2018, and gross margin declined to 7.3% from 13.2% from the prior year, both due primarily to the decrease in Environmental Solutions segment revenue and project-specific issues at three remediation sites.
Environmental Solutions Segment: Our Environmental Solutions segment revenue for the year ended December 31, 2019 decreased $162.7 million, or 47.4%, to $180.4 million as compared to $343.1 million for the year ended December 31, 2018. The decrease in revenue was primarily attributable to project completions within our remediation and compliance services business, including the completion of the Brickhaven contract, the $10.0 million revenue reversal in 2019 associated with the Brickhaven deemed termination, and a decrease in the value of projects won in 2018, partially offset by an increase in revenue from our by-product sales offerings. Gross profit for the year ended December 31, 2019 decreased $58.0 million, or 83.5%, to $11.5 million as compared to $69.5 million for the year ended December 31, 2018. The decrease in gross profit was primarily driven by project completions within our remediation and compliance services business, the $10.0 million revenue reversal associated with the Brickhaven deemed termination, adverse weather-related impacts and project-specific issues at three remediation sites.
Maintenance and Technical Services Segment: Our Maintenance and Technical Services segment revenue for the year ended December 31, 2019 decreased $22.9 million, or 5.8%, to $374.5 million as compared to $397.4 million for the year ended December 31, 2018. The decrease in revenue was primarily attributable to fewer nuclear outages and the reduced scope of nuclear outage services in the year ended December 31, 2019, partially offset by an increase in revenue from our fossil services offerings. Gross profit for the year ended December 31, 2019 increased $0.6 million, or 2.2%, to $28.9 million as compared to $28.3 million for the year ended December 31, 2018. The increase in gross profit was primarily attributable to our fossil services offerings.
Net loss attributable to Charah Solutions, Inc. for the year ended December 31, 2019 increased $33.2 million to $42.1 million as compared to $8.9 million for the year ended December 31, 2018. The increase was primarily attributable to lower gross profit as described above and an increase in income tax expense of $6.6 million, primarily due to recording a valuation allowance against our deferred tax assets. These increases were partially offset by a decrease in general and administrative expenses and interest expense, net in the year ended December 31, 2019. The decrease in general and administrative expenses was primarily attributable to a reduction in non-recurring legal costs and expenses, non-recurring start-up costs and equity-based compensation, as disclosed in our Adjusted EBITDA(1) calculation included below. The decrease in interest expense was primarily attributable to a favorable comparison to the prior period, which included $12.5 million of costs incurred in conjunction with the refinancing of our debt during the year ended December 31, 2018, consisting of a $10.4 million non-cash write-off of debt issuance costs and a $2.1 million prepayment penalty, and a reduction in the debt balances using cash from the Brickhaven deemed termination payment received during the year ended December 31, 2019.
Adjusted EBITDA(1) decreased $80.6 million, or 81.6%, to $18.1 million for the year ended December 31, 2019 as compared to $98.8 million for the year ended December 31, 2018.

(1)	This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Business Developments

The addition of new work awards and an increase in nuclear outage services resulted in sequential improvements in revenue and adjusted EBITDA(1) over the third quarter. We won $198 million in new awards in the fourth quarter of 2019, bringing our total new awards for the full year 2019 to approximately $583 million. Notwithstanding the uncertainty and potential negative impacts of the COVID-19 virus, we expect this trend to continue as more of our utility customers address their growing remediation requirements. We continue to see an upward trend in coal ash regulation at the state level toward more prescriptive approaches than are required at the federal level and that dictate the means and methods for ash pond closures at the state level than are required at the federal level. We expect regulatory and public policy trends to increasingly drive customer needs for creative remediation solutions, including where beneficiation, or recycling of ash, plays a significant role. Within our by-product sales offerings, which is a part of our Environmental Solutions segment, we realized an overall increase in year-over-year revenues. We expect to meet or exceed 2019 levels going forward as anticipated increases in infrastructure spend will drive demand for fly ash supplied by our MultiSource network. Though the timing of future awards is difficult to determine, particularly during this period of extreme uncertainty related to COVID-19, we believe these recent accomplishments demonstrate we are well-positioned to benefit from the market momentum for responsibly recycling and remediating coal ash and capture a significant portion of the growing market opportunity. At this time, however, we are not including any uncontracted awards in our 2020 guidance. As of March 2020, we have won an additional $175 million in new awards.
2020 Guidance
We provide mission-critical services to a diversified base of customers, 80% of whom are investment-grade regulated utilities that must continue to produce power through the current economic uncertainties. Though we are not currently seeing any significant disruptions to our business due to the critical nature of our customers’ operations, the COVID-19 pandemic and resulting potential for significant business disruptions beyond our control have created a high level of uncertainty. For this reason, we are issuing 2020 guidance at this time based solely on our booked backlog of business and executed contracts. Our current 2020 guidance is as follows:

•	Revenue of $560 million

•	Net loss of $15 million

•	Adjusted EBITDA(1) of $37 million

•	Free cash flow(1) positive
This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, and specifically including, but not limited to, no material customer work stoppages, no significant employee absences, and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2020 outlook.

(1)	This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
CONFERENCE CALL
Charah Solutions will host a conference call at 8:30 a.m. ET on Thursday, March 26, 2020 to discuss the fourth quarter and full fiscal year 2019 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
Participants may access the conference call live via webcast on the Investors section of the Charah Solutions website at ir.charah.com. To participate via telephone, please dial (877) 273-7219 within the United States or (647) 689-5395 outside the United States, approximately 15 minutes prior to the scheduled start time. The conference ID for the call is 9959337.
A webcast replay will be available on the Investor Relations section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Thursday, March 26, 2020. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 9959337.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing, recycling and remediating ash by-products generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for coal and nuclear energy providers. The Company also designs and implements environmental solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges. As an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, Brickhaven termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the success of the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss, Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net (loss) income and Adjusted (loss) earnings per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net (loss) income as net (loss) income attributable to Charah Solutions plus, on a post-tax basis, non-recurring legal and start-up costs and expenses, and transaction-related expenses and other items. Adjusted (loss) earnings per basic/diluted share is calculated using Adjusted net (loss) income. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net (loss) income and Adjusted (loss) earnings per basic/diluted share should not be considered as an alternative to, or more meaningful than, net (loss) income or (loss) earnings per basic/diluted share determined in accordance with GAAP. A reconciliation of Adjusted net (loss) income and Adjusted (loss) earnings per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
Free cash flow is not a financial measure determined in accordance with GAAP. We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.

The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or earnings per basic/diluted share (as determined in accordance with GAAP) as a measure of our operating results.
Investor Contact
Tony Semak, Head of Investor Relations
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353
Media Contact
Katrina Gallagher
PriceWeber Marketing
media@charah.com
(502)472-6003

CHARAH SOLUTIONS, INC.
Consolidated Balance Sheets
(amounts in thousands except par value amounts)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$4,913	$6,900
Restricted cash	1,215	—
Trade accounts receivable	50,570	60,742
Receivable from affiliates	390	894
Contract assets	20,641	86,710
Inventory	14,792	25,797
Income tax receivable	1,374	—
Prepaid expenses and other current assets	4,615	5,133
Total current assets	98,510	186,176
Property and equipment, net	85,294	88,941
Goodwill	74,213	74,213
Intangible assets, net	92,473	100,873
Deferred tax asset	—	2,747
Equity method investments	5,078	5,060
Other assets	188	891
Total assets	$355,756	$458,901

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,510	$24,821
Contract liabilities	582	1,352
Notes payable, current maturities	34,873	23,268
Asset retirement obligation	9,944	14,704
Purchase option liability	7,110	10,017
Accrued liabilities	35,490	37,953
Other liabilities	1,116	—
Total current liabilities	114,625	112,115
Deferred tax liabilities	1,492	—
Contingent payments for acquisitions	11,481	11,214
Asset retirement obligation	5,187	11,361
Line of credit	19,000	19,799
Notes payable, less current maturities	150,698	211,022
Total liabilities	302,483	365,511
Commitments and contingencies (see Note 14)
Stockholders’ equity
Retained (losses) earnings	(33,002)	9,414
Common Stock — $0.01 par value; 200,000 shares authorized, 29,624 and 29,083 shares issued and outstanding as of December 31, 2019 and 2018, respectively	296	291
Additional paid-in capital	85,187	82,880
Total stockholders’ equity	52,481	92,585
Non-controlling interest	792	805
Total equity	53,273	93,390
Total liabilities and equity	$355,756	$458,901

CHARAH SOLUTIONS, INC.
Consolidated & Combined Statements of Operations
(unaudited except year ended 2019 and 2018 amounts)
(amounts in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$149,561	$203,208	$554,868	$740,462
Cost of sales	136,358	181,833	514,492	642,734
Gross Profit	13,203	21,375	40,376	97,728
General and administrative expenses	15,389	10,808	60,870	76,752
Operating (loss) income	(2,186)	10,567	(20,494)	20,976
Interest expense, net	(3,848)	(5,518)	(16,835)	(32,226)
Income from equity method investment	411	335	2,295	2,407
(Loss) income before income taxes	(5,623)	5,384	(35,034)	(8,843)
Income tax expense (benefit)	11,679	334	4,190	(2,427)
Net (loss) income	(17,302)	5,050	(39,224)	(6,416)
Less income attributable to non-controlling interest	598	582	2,834	2,486
Net (loss) income attributable to Charah Solutions, Inc.	$(17,900)	$4,468	$(42,058)	$(8,902)

(Loss) earnings per common share:
Basic	$(0.60)	$0.15	$(1.43)	$(0.33)
Diluted	$(0.60)	$0.15	$(1.43)	$(0.33)

Weighted-average shares outstanding used in (loss) income per common share:
Basic	29,623	29,084	29,495	26,610
Diluted	29,623	30,282	29,495	26,610

Pro forma net (loss) income information (unaudited):
Net (loss) income attributable to Charah Solutions, Inc. before provision for income taxes	$(6,221)	$4,802	$(37,868)	$(11,329)
Pro forma provision (benefit) for income taxes	11,679	334	4,190	(2,214)
Pro forma net (loss) income attributable to Charah Solutions, Inc.	$(17,900)	$4,468	$(42,058)	$(9,115)

CHARAH SOLUTIONS, INC.
Consolidated & Combined Statements of Cash Flows
(amounts in thousands)

	For the year ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(39,224)	$(6,416)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	23,437	42,308
Amortization of debt issuance costs	1,206	11,631
Deferred income tax expense (benefit)	4,359	(2,995)
Loss on sale of assets	2,376	899
Income from equity method investment	(2,296)	(2,407)
Distributions received from equity investment	2,277	2,353
Non-cash share-based compensation	2,513	4,127
Payment related to deferred stock plan	—	—
Loss (gain) on interest rate swap	2,006	(1,089)
Interest accreted on contingent payments for acquisition	267	200
Increase (decrease) in cash due to changes in:
Trade accounts receivable	10,208	(7,595)
Contract assets and liabilities	65,299	(93,282)
Inventory	11,085	(5,720)
Accounts payable	(69)	9,086
Asset retirement obligation	(10,934)	24,993
Accrued expenses and other liabilities	(3,857)	10,274
Net cash provided by (used in) operating activities	68,653	(13,633)
Cash flows from investing activities:
Proceeds from the sale of equipment	2,312	1,682
Purchases of property and equipment	(18,071)	(22,036)
Payments for business acquisitions, net of cash received	—	(19,983)
Purchase of intangible assets	—	(31)
Net cash used in investing activities	(15,759)	(40,368)
Cash flows from financing activities:
Net proceeds (payments) on line of credit	(799)	19,799
Proceeds from long-term debt	20,843	217,255
Principal payments on long-term debt	(69,268)	(255,777)
Payments of debt issuance costs	(1,394)	—
Taxes paid related to net settlement of shares	(201)	—
Payments of offering costs	—	(8,916)
Issuance of common stock	—	59,241
Distributions to non-controlling interest	(2,847)	(2,279)
Distributions to members	—	(686)
Net cash (used in) provided by financing activities	(53,666)	28,637
Net (decrease) increase in cash, cash equivalents and restricted cash	(772)	(25,364)
Cash, cash equivalents and restricted cash, beginning of period	6,900	32,264
Cash, cash equivalents and restricted cash, end of period	$6,128	$6,900
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$12,044	$22,842
Cash (refunded) paid during the year for taxes	$(1,833)	$3,334

CHARAH SOLUTIONS, INC.
Segment Results
(unaudited except year ended 2019 and 2018 amounts)
(amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Environmental Solutions	$39,050	$101,360	$180,396	$343,105
Maintenance and Technical Services	110,511	101,848	374,472	397,357
Total revenue	149,561	203,208	554,868	740,462
Cost of sales	136,358	181,833	514,492	642,734
Gross profit:
Environmental Solutions	5,617	15,047	11,486	69,464
Maintenance and Technical Services	7,586	6,328	28,890	28,264
Total gross profit	13,203	21,375	40,376	97,728
General and administrative expenses	15,389	10,808	60,870	76,752
Operating (loss) income	(2,186)	10,567	(20,494)	20,976
Interest expense, net	(3,848)	(5,518)	(16,835)	(32,226)
Income from equity method investment	411	335	2,295	2,407
(Loss) income before taxes	(5,623)	5,384	(35,034)	(8,843)
Income tax expense (benefit)	11,679	334	4,190	(2,427)
Net (loss) income	(17,302)	5,050	(39,224)	(6,416)
Less income attributable to non-controlling interest	598	582	2,834	2,486
Net (loss) income attributable to Charah Solutions, Inc.	$(17,900)	$4,468	$(42,058)	$(8,902)

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net (Loss) Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. We define Adjusted EBITDA as net (loss) income attributable to Charah Solutions, Inc. before interest expense, net, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal and start-up costs and expenses, the Brickhaven contract deemed termination revenue reversal, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure.
The following represents a reconciliation of net (loss) income attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (loss) income attributable to Charah Solutions, Inc.	$(17,900)	$4,468	(42,058)	$(8,902)
Interest expense, net	3,848	5,518	16,835	32,226
Income tax expense (benefit)	11,679	334	4,190	(2,427)
Depreciation and amortization	6,403	8,410	23,437	42,308
Elimination of certain non-recurring legal costs and expenses(1)	—	226	(2,231)	25,428
Elimination of certain non-recurring start-up costs(2)	—	—	—	1,480
Equity-based compensation	847	1,678	2,513	4,127
Brickhaven contract deemed termination revenue reversal	—	—	10,000	—
Transaction related expenses and other items(3)	1,114	2,223	5,454	4,532
Adjusted EBITDA	$5,991	$22,857	$18,140	$98,772
Adjusted EBITDA margin(4)	4.0%	11.2%	3.3%	13.3%

(1)
Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business. Negative amounts represent insurance recoveries related to these matters.

(2)
Represents non-recurring start-up costs associated with the start-up of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts, and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(3)	Represents SCB transaction expenses, executive severance costs, IPO-related costs, expenses associated with the Amendment to the Credit Facility and other miscellaneous items.

(4)
Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net (Loss) Income to Adjusted Net (Loss) and
Adjusted (Loss) Earnings per Diluted Share
(amounts in thousands)
(Unaudited)
     Adjusted net (loss) income and Adjusted (loss) income per basic/diluted share are non-GAAP financial measures. We define Adjusted net (loss) income as net (loss) income attributable to Charah Solutions, Inc. plus, on a post-tax basis, non-recurring legal costs and expenses, non-recurring start-up costs and expenses, and transaction-related expenses and other items. Adjusted (loss) income per basic/diluted share is based on Adjusted net (loss) income.
The following represents a reconciliation of net (loss) income attributable to Charah Solutions, Inc., our most directly comparable financial measure, calculated and presented in accordance with GAAP, to Adjusted net (loss) income and Adjusted net (loss) income per basic/diluted share.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (loss) income attributable to Charah Solutions, Inc.	$(17,900)	$4,468	(42,058)	$(8,902)
Income tax expense (benefit)	11,679	334	4,190	(2,427)
Loss on extinguishment of debt(1)	—	—	—	12,451
Elimination of certain non-recurring and non-operating legal costs and expenses(2)	—	226	(2,231)	25,428
Elimination of certain non-recurring start-up costs(3)	—	—	—	1,480
Brickhaven termination revenue reversal	—	—	10,000	—
Transaction related expenses and other items(4)	1,114	2,223	5,454	4,532
Adjusted (loss) income before income taxes attributable to Charah Solutions, Inc.	(5,107)	7,251	(24,645)	32,562
Adjusted income tax expense (benefit)(5)	10,607	450	2,957	(8,922)
Adjusted net (loss) income attributable to Charah Solutions, Inc.	$(15,714)	$6,801	$(27,602)	$23,640
Weighted average basic/diluted share count(6)	29,623	30,282	29,495	26,610
Adjusted (loss) earnings per diluted share	$(0.53)	$0.22	$(0.94)	$0.89

(1)	Represents non-recurring costs associated with our term loan refinancing.

(2)	Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business.

(3)
Represents non-recurring start-up costs associated with the start-up of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts, and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(4)	Represents SCB transaction expenses, executive severance costs, IPO-related costs, expenses associated with the Amendment to the Credit Facility and other miscellaneous items.

(5)
Represents the effective tax rate of 207.7 % and 6.2% for the three months ended December 31, 2019 and 2018 respectively and 12.0% and 27.4% for the year ended December 31, 2019 and 2018 respectively, multiplied by adjusted net (loss) income before income taxes attributable to Charah Solutions, Inc.

(6)
As a result of the adjusted net loss per share for the three months ended December 31, 2019 and for the year ended December 31, 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares (in thousands) of 1,420 and 1,329 were excluded from the computation of the weighted-average shares for diluted adjusted net loss per share for both the three months ended December 31, 2019 and for the year ended, December 31, 2019 respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Free Cash Flow
(amounts in thousands)
We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash provided by (used in) in operating activities to free cash flow, our most directly comparable financial measure calculated and presented in accordance with GAAP. The presentation of free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Year Ended
	December 31,
	2019	2018
Net cash provided by (used in) operating activities	$68,653	$(13,633)
Capital expenditures, net of proceeds:
Maintenance and growth(1)	(8,518)	(16,866)
Technology	(7,241)	(3,488)
Total capital expenditures	(15,759)	(20,354)
Free cash flow	$52,894	$(33,987)

(1)	Proceeds of $2,312 and $1,682 were included in maintenance and growth capital expenditures for the year ended December 31, 2019 and 2018, respectively.